EXHIBIT 99.1

TO:

DOW JONES DIRECTORS

FROM:

DIETER VON HOLTZBRINCK

Stuttgart, July 19, 2007

Dear all,

sorry, that I couldn’t support the recommendation which got Board approval. Although I’m convinced that News Corp. offer is very generous in financial terms, I’m very worried that Dow Jones unique journalistic values will long-term strongly suffer after the proposed sale.

Listening to our lawyers, one has to vote for a deal which is in the best (financial) interest for the shareholders, except if one can prove that such deal bears risks for the company that overcompensate the financial profits.

I cannot prove that my worries are right. I can only refer to News Corp. business practices in the past, can only refer to Jim Ottaway’s article in the Journal, etc. I do not believe that the “Special Committee” can finally prevent Murdoch from doing what he wants to do, from acting his way.

Herewith I resign from the Board of Dow Jones, hoping that you, my highly respected colleagues and friends, can understand my decision.

All the best to you and for the Company,

Dieter